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                                                                    EXHIBIT 12


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                Year Ended May 31,
                                                ----------------------------------------------------------------------------------
                                                   1995             1996              1997              1998              1999
                                                ----------       -----------      ------------       -----------       -----------
                                                                       (In thousands, except ratios)

Earnings:
   Income before income taxes ..........        $  522,084       $   539,959       $   628,221       $   735,213       $   770,700
     Add back:
       Interest expense, net of
         capitalized interest ..........           130,923           105,449            95,689           117,726            90,595
       Amortization of debt
         issuance costs ................             2,493             1,628             1,328             1,339             9,199
       Portion of rent expense
         representative of
         interest factor ...............           329,370           386,254           434,846           499,823           535,486
                                                ----------        ----------        ----------        ----------        ----------

   Earnings as adjusted ................        $  984,870        $1,033,290        $1,160,084        $1,354,101        $1,405,980
                                                ==========        ==========        ==========        ==========        ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest ..............        $  130,923        $  105,449        $   95,689        $  117,726        $   90,595
   Capitalized interest ................            27,381            39,254            39,449            31,443            35,152
   Amortization of debt
     issuance costs ....................             2,493             1,628             1,328             1,339             9,199
   Portion of rent expense
     representative of interest
     factor ............................           329,370           386,254           434,846           499,823           535,486
                                                ----------        ----------        ----------        ----------        ----------

                                                $  490,167        $  532,585        $  571,312        $  650,331        $  670,432
                                                ==========        ==========        ==========        ==========        ==========

   Ratio of Earnings to Fixed
     Charges ...........................               2.0               1.9               2.0               2.1               2.1
                                                ==========        ==========        ==========        ==========        ==========

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